CERTIFICATE OF
                              AMENDED DESIGNATION,
                         PREFERENCES AND RIGHTS OF THE
                  CUMULATIVE VOTING PREFERRED STOCK, SERIES K

                                       OF

                               ALLTEL CORPORATION


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


                  ALLTEL Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), in accordance with the provisions of Section 103 and 151 thereof, HEREBY
CERTIFIES:

                  FIRST: On May 14, 1990, the Corporation filed with the Secretary of State of the State of Delaware, a Restated Certificate of Incorporation of the Corporation (the "Restated Certificate"), Article IV,
Section 2(b)(H) of which set forth the designation, preferences and rights of a series of Par Preferred Stock (as such term is defined in the Restated Certificate) entitled "Cumulative Voting Preferred Stock, Series K" (the "Series K Par Preferred Stock").

                  SECOND: As of the date hereof, no shares of the Series K Par Preferred Stock are issued and outstanding.

                  THIRD: The Board of Directors of the Corporation at a duly convened meeting held on January 30, 1997, duly adopted the following resolutions authorizing the amendment to the designation, preferences and rights of the Series K Par Preferred Stock set forth in the Restated Certificate pursuant to Section 151 of the DGCL, which resolutions have not been modified or rescinded and are in full force and effect on the date hereof:

                          FURTHER RESOLVED, that pursuant to the
         authority vested in the Board of Directors in accordance with the provisions of the Corporation's Restated Certificate of Incorporation, the Board of Directors hereby amends the terms of the Preferred Stock as set forth in the Certificate of Amended Designation, Preferences and Rights of the Cumulative Voting Preferred Stock, Series K, presented to this meeting and a copy of which shall be

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         annexed to the minutes of this meeting, which Certificate of
         Amended Designation, Preferences and Rights is hereby approved and adopted; and it is

         FURTHER RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized and directed to execute and file the Certificate of Amended Designation, Preferences and Rights with the Secretary of State of the State of Delaware; and it is

                  FOURTH: The amendment to the designation, preferences and rights of the Series K Par Preferred Stock set forth below, among other things, conforms certain provisions of the Restated Certificate to the terms of the Rights Agreement, dated as of January 30, 1997, between the Corporation and First Union National Bank of North Carolina (the "Rights Agreement"), pursuant to which the Corporation declared a dividend of one right (a "Right") for each share of common stock, par value $1.00 per share, of the Corporation issued and outstanding on the expiration date of the Corporation's existing Rights Agreement (the "Expiration Date"), each Right representing the right to purchase one one-thousandth of a share of Series K Par Preferred Stock upon the terms and conditions set forth in the Rights Agreement.

                  FIFTH: Pursuant to the resolutions adopted by the Board of Directors of the Corporation authorizing the amendment to the designation, preferences and rights of the Series K Par Preferred Stock and in accordance with Section 151 of the DGCL, the following provisions of the Restated Certificate are hereby amended to read in their entirety as follows:

                  (a)  Article IV, Section 2(b)(H)(2):

                          "(2) Dividends.  The holders of shares of
         Series K Par Preferred Stock shall be entitled prior to the payment of any dividends on shares ranking junior to the Series K Par Preferred Stock to receive, commencing on the first quarterly dividend payment date (as set forth in
         Section 2(a)(B) of this ARTICLE IV) after the first issuance of a share or fraction of a share of Series K Par Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $275 or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock
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         since the immediately preceding quarterly dividend payment date, or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Series K Par Preferred Stock. In the event the Corporation shall at any time after the Expiration Date (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock,
         (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series K Par Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Dividends shall be payable in accordance with the provisions of Section 2(a)(B) of this
         ARTICLE IV and shall be cumulative from the date of issuance thereof."

         (b)  Article IV, Section 2(b)(H)(3)(a):

                          "(a)  Upon any liquidation, dissolution or
         winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series K Par Preferred Stock unless, prior thereto, the holders of shares of Series K Par Preferred Stock shall have received an amount equal to 1,000 times the par value per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series K Liquidation Preference"). Following the payment of the full amount of the Series K Liquidation Preference, no additional distributions shall be made to the holders of shares of Series K Par Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series K Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) is hereinafter referred to as the "Adjustment Number"). Following the payment of the full amount of the Series K Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series K Par Preferred Stock and Common Stock, respectively, holders of Series K Par
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         Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series K Par Preferred Stock and Common Stock, on a per share basis, respectively."

         (c)  Article IV, Section 2(b)(H)(4):

                          "(4) Conversion on Merger, Consolidation,
         etc. In case the Corporation shall enter into any merger, consolidation, combination or other transaction in which the shares of Common Stock are exchanged or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series K Par Preferred Stock
         shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for the
         adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or
         exchanged.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii)
         subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of
         Series K Par Preferred Stock shall be adjusted by
         multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding
         immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event."
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                  IN WITNESS WHEREOF, ALLTEL Corporation has caused this
Certificate to be executed by its duly authorized officers, this 30th day of January 1997.


                                                  ALLTEL CORPORATION


                                                  By:  /s/  Scott T. Ford
                                                    Name:  Scott T. Ford
                                                    Title: Executive Vice Pres.



Attest:


/s/  Francis X. Frantz
Name:  Francis X. Frantz
Title: Secretary

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